Exhibit 99.1

Press Contacts:

John Stewart Progress Software Corporation (781) 280-4101 jstewart@progress.com	Joan Geoghegan Schwartz Communications, Inc. (781) 684-0770 progress@schwartz-pr.com
PROGRESS ANNOUNCES FILING OF SHAREHOLDER DERIVATIVE COMPLAINT
BEDFORD, Mass., August 24, 2006—Progress Software Corporation (Nasdaq: PRGS), a supplier of leading technology to develop, deploy, integrate and manage business applications, announced today that on August 17, 2006 a derivative complaint was filed in the United States District Court for the District of Massachusetts by a party identifying itself as a shareholder of the Company purporting to act on behalf of the Company against the directors of the Company and certain present and former officers of the Company. The Company is also named as a nominal defendant. The complaint alleges violations of Section 10(b) of the Securities Exchange Act of 1934 and Rule 10b-5, breaches of fiduciary duty, aiding and abetting breaches of fiduciary duty and unjust enrichment arising from an alleged option backdating scheme. The complaint seeks monetary damages, restitution, disgorgement, rescission of stock options, punitive damages and other relief. Additional lawsuits, including purported class actions and additional derivative actions, may be filed in state or federal court based upon allegations substantially similar to those described in this complaint or otherwise relating to the Company’s option grant practices. The Company does not intend to issue any press releases describing the filing of any such additional lawsuits.
About Progress Software Corporation
Progress Software Corporation (Nasdaq: PRGS) is a global industry leader providing application infrastructure software for all aspects of the development, deployment, integration and management of business applications. Headquartered in Bedford, Mass., Progress can be reached at www.progress.com or +1-781-280-4000.